Exhibit 99.2
News Release
®	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Cynthia A. Lance
Executive Vice President and Corporate Secretary
(630) 875-7345
TRADED: NASDAQ Global Select Market		www.firstmidwest.com
SYMBOL: FMBI
FIRST MIDWEST BANK PRESIDENT AND CEO THOMAS J. SCHWARTZ TO RETIRE IN 2012

ITASCA, IL., October 4, 2010 – First Midwest Bancorp, Inc. (the “Company”) (NASDAQ NGS: FMBI), announced today that Thomas J. Schwartz, President and Chief Executive Officer of the Company’s subsidiary First Midwest Bank (“the Bank”), will be retiring effective in the first quarter of 2012.

Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp will assume the position of Chief Executive Officer of First Midwest Bank as the Company initiates a search for a President and Chief Operating Officer of the Bank.  Mr. Schwartz will continue as President of the Bank through the 2010 year end, and will remain with the Bank as a senior executive with market and business development responsibilities until his retirement in 2012.

“During my 40 years of association with First Midwest Bank, I feel fortunate to have had the opportunity to work with a number of incredible people to help build the Bank into one of the strongest and most trusted community banks in the country,” said Mr. Schwartz.  “In 2012 I will be turning 63, and I believe it is the right time to dedicate more time to my family and personal interests.  The Company is well positioned for success and I look forward to helping Mike and the rest of the First Midwest team continue to serve the needs of our clients and communities.”

“The Board and I understand Tom’s decision to retire and accept it with enormous gratitude,” said Mr. Scudder. “Tom has epitomized First Midwest’s commitment to meeting the financial needs of our clients throughout his career and his numerous contributions to our Company are greatly appreciated.  I am particularly thankful for Tom’s commitment to ensuring a smooth transition.”

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market.  As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 64 communities, primarily in metropolitan Chicago.
# # #